EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-4 of Bemis Company, Inc of our report dated March 7, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Bemis Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the incorporation by reference of our report dated March 7, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 10, 2005